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[ ] Preliminary Proxy Statement [ ] Definitive Proxy Statement [X] Definitive Additional Materials [ ] Soliciting Material Pursuant to Rule 14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC

GWA MASTER FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXAR CORPORATION STATEMENTS MISLEAD INVESTORS

October 14, 2005

Dear Fellow Shareholders,

DO NOT BE MISLED BY CHAIRMAN CIFFONE AND THE EXAR BOARD!

On Friday, October 7, 2005, Chairman Ciffone filed an open letter to shareholders with the SEC, on behalf of the Board, which we believe includes incorrect or misleading information. On October 11, 2005, Exar filed with the SEC additional documents which also contain information which we believe is incorrect or misleading.

We continue to be disappointed by the Board’s apparent belief that its shareholders are gullible and do not pay attention to information contained in the company’s filings. Even with the presence of Richard Koppes as a Board candidate and corporate governance expert, it does not appear to us that the company is making any special efforts to provide full and accurate disclosure to investors.

Below, we address some of the statements we believe are incorrect or misleading contained within the October 7 shareholder letter and the October 11 SEC filing. However, unlike Exar we are providing actual, verifiable citations for our facts which investors can check for themselves based on past SEC filings:

Company’s October 7, 2005 letter:

•	Chairman Ciffone statement:
“In fact both Richard Leza and Pete Rodriguez own NO shares of Exar...”

Fact:

GWA has made no less than five (5) separate Proxy Statement filings over the past six (6) months, (the most recent of which was filed on October 3, 2005), all of which indicate that Mr. Leza owns 1,000 shares.

Fact:

Based upon our review of Exar’s own Proxy Statement, filed June 30, 2005, Messrs. Previte and Werner own NO shares when you exclude options, and Mr. Previte has been on the Board for 6 years. In subsequent filings by Exar, Mr. Koppes is also shown as owing no shares.

•	Chairman Ciffone statement:

“In particular, Adams, Leza and P. Rodriguez have: NO working knowledge of Exar, its business or the industry..... and NO relevant public company experience.”

Fact:

As disclosed in our October 3, 2005 Definitive Proxy Statement, Pete Rodriguez worked at LSI Logic (NYSE: LSI) and Aerojet (part of GenCorp, Inc.; NYSE: GY). While at LSI Logic, he managed accounts in this exact industry that were twice the revenue of Exar. At Aerojet, he managed IC design teams and projects with group revenues three times those of Exar’s.

Fact:

According to Exar’s Definitive Proxy Statement, filed October 3, 2005, Mr. Koppes does not appear to live up to Chairman Ciffone’s own standard, as his bio shows, “NO working knowledge of Exar, its business or the industry..... and NO relevant public company experience.”

Fact:

According to Exar’s Definitive Proxy Statement dated October 3, 2005, Mr. Werner’s public company experience includes serving on the Board of Three-Five Systems (OTC: TFSI), whose stock price has plunged over 98% from its peak in June 2000, during his Board tenure. He also serves as an executive officer of a subsidiary of Cypress Semiconductor, a company which Exar lists as a competitor.

Fact:

Mr. Previte obviously has “working knowledge of Exar.” In particular, he has been a Board member of Exar since 1999 and over the last four fiscal years has witnessed: a 49% decline in sales, an operating LOSS (excluding extraordinary items) of over $13.5 million, and a negative return on capital of (0.9%) per annum. (Calculated using the Exar 10-Ks filed for each of the last four fiscal years.)

•	Chairman Ciffone statement:

“...throughout Exar’s 34 year history, including 20 years listed on NASDAQ, your Board and management have been steadfast in their commitment to upholding strong corporate governance principles...”

Fact:

The Board passed a shareholder rights plan in 1995, and then, before GWA appeared, renewed the “Poison Pill” on September 9, 2004 for another 10 years, (as disclosed in Exar’s September 15, 2004 8-K). Messrs. Previte and Werner were on the Board when this decision was made. (It was only AFTER we launched our Proxy contest and criticized the extension of the poison pill, that they rescinded the plan.)

Fact:

On September 7, 2000, a 54% majority of shareholders voted against an 800,000 share increase to the existing shareholder-approved option plan. According to Exar’s 10-Q filed November 13, 2000, THAT SAME DAY, the Board approved a new 1,000,000 share option plan that did not require shareholder approval and granted 494,000 of those to Exar’s top 5 executive officers (including Mr. Ciffone). Approximately 18 months later, the Board further expanded this option plan to 5,700,000 shares. Mr. Previte was a member of the Board when these decisions were made.

Fact:

According to Exar’s July 23, 2002 S-8 filing, within 18 months, the Board repeatedly expanded the new option plan to a total of 5,700,000 options. According to Exar’s recent Definitive Proxy, filed October 3, 2005, a total of 5,159,732 of these options have already been issued. Mr. Previte was a member of the Board when these decisions were made.

Fact:

In a Definitive Additional Materials proxy filing on September 6, 2000, the Board committed “not to invoke the repricing provision” and to “formally seek to eliminate the repricing provision and limit the number of shares that can be issued below fair market value...” This letter of commitment was signed by Mr. Previte and the other Board members at the time. However, in September 2003, the Board, without requiring shareholder approval, initiated an exchange offering mechanism, (filed in an August 21, 2003 Tender Offer Statement), which canceled a number of out-of-the-money options, while reissuing new options at a lower strike price. Mr. Previte was a member of the Board when the decision was made to go against their earlier promise.

•	Chairman Ciffone statement:

“In fact, the actions taken by Exar’s board in just the last few months demonstrate its commitment to Exar and its shareholders.”

Fact:

According to Exar’s 10-K dated June 22, 2000, Exar raised over $260 million in net proceeds from a follow-on stock offering at $40/share (split-adjusted) in March 2000. After leaving those proceeds sitting in cash for FIVE YEARS, the company launched a modified Dutch Auction Tender Offer three months AFTER we launched our proxy contest.

Fact:

According to Exar’s 10-K dated June 15, 2005, Exar authorized the stock repurchase program in March 2001, buying in $4.6 million that same month. However, NO shares were repurchased in fiscal 2002 and 2003. A mere $39,000 was repurchased in fiscal 2004. In fiscal 2005, the company repurchased $3.7 million. Thus, after 4-1/2 years, only 21% of the announced repurchase had actually occurred. Three months AFTER we launched our proxy contest, the Board announced its “intention” to repurchase the remaining authorized amount of stock.

•	Chairman Ciffone statement:

“Exar’s Board and management have repeatedly demonstrated their ability to succeed....”

Fact:

According to Definitive Proxy Statements filed by Exar for the last 9 fiscal years the 3 management Board members have succeeded in receiving total compensation (cash and profits from exercised options) of approximately:

Chairman Ciffone (former CEO)	$25 million
Dr. Gregorian (current CEO)	$17 million
Mr. Ronald W. Guire (CFO)	$10 million
TOTAL	$52 million

Fact:

According to Exar’s 8-K filed November 1, 2004, seven weeks after resigning as President and CEO, Chairman Ciffone succeeded in having his employment contract retroactively amended to give him a raise to $665,000/year, to continue being paid at that rate through the end of the fiscal year, and to receive 54,000 options on April 1, 2005, because he “might” be entitled to them as a “non-employee” Chairman. Messrs. Previte and Werner were members of the Board when this decision was made.

Fact:

According to 10-Ks filed by Exar over the last 9 and 4 fiscal years, Exar’s Board and Management have succeeded in:

		9 yrs.	4 yrs.
Adjusted Shareholder Equity	Negative	($0.7) M	($31) M
Sales $	Decline	$68 M	$55 M
Sales %	Decline	54%	49%
R & D		$174 M	$88 M
Return on Equity		1%	(0.9%)

Fact:

According to Exar’s 10-K filed June 15, 2005, Exar’s management has succeeded in losing 100% of its $40.3 million investment in Internet Machines Corp. (IMC) in a 26 month period.

•	Chairman Ciffone statement:
“Exar has preserved shareholder value almost 10 times greater than some members in its peer group.”

Fact:

Their own letter shows an index of 24.8%, which is another way of admitting that Exar stock has dropped 75.2% over the period shown from 9/20/00 to 9/19/05.

Fact:

Exar’s 10-K filed June 15, 2005, lists 14 competitors, of which 10 have been publicly-traded for the 5-year period given. However, in order to make the above statement, Chairman Ciffone and the Board had to exclude 6 of these 10 competitors, most of which far out performed Exar.

	Symbol	9/20/00	9/19/05	Index %
Communications Products Competitors
Agere Systems	AGR	—	$10.15
Applied Micro Circuits Corporation	AMCC	$ 97.50	$ 2.81	2.9%
Integrated Device Technology, Inc.	IDTI	$103.25	$11.15	10.8%
Intel Corporation	INTC	$ 63.06	$24.68	39.1%
Mindspeed Technologies, Inc.	MSPD	—	$ 2.13
PMC Sierra, Inc.	PMCS	$229.00	$ 8.94	3.9%
TranSwitch Corporation	TXCC	$ 56.56	$ 1.68	3.0%
Vitesse Semiconductor Corporation.	VTSS	$ 88.50	$ 2.14	2.4%

Clock Products Competitors
Cypress Semiconductor	CY	$ 48.00	$15.49	32.3%
Integrated Circuit Systems, Inc. *	ICST	$ 22.69	$21.745	95.8%
FreeScale Semiconductor, Inc.	FSL	—	$23.25

Serial Communications and Video and Imaging Markets Competitors
Royal Philips Electronics	PHG	$ 44.88	$27.06	60.3%
Texas Instruments Incorporated	TXN	$ 59.81	$32.77	54.8%
Wolfson Microelectronics LTD.	Foreign

Exar Corporation	EXAR	$ 56.41	$14.00	24.8%

* ICST was acquired by IDTI for $1.7B three days earlier on 9/16/05, receiving 1.3 IDTI shares + $7.25

•	Chairman Ciffone statement:

“GWA purchased a majority of its shares only 6 months ago....”

Fact:

According to Exar’s own Proxy, filed June 30, 2005, Messrs. Previte and Werner own NO shares when you exclude options. In subsequent filings by Exar, Mr. Koppes is also shown as owing no shares.

•	Chairman Ciffone statement:

“...both he [Mr. Adams] and Mr. Leza refused to participate, like all potential director candidates are required to do, in Exar’s director search and nomination process which was led by Spencer Stuart & Associates...”

Fact:

According to an Exar press release, it wasn’t until April 29, 2005, that the Board retained Spencer Stuart to identify candidates; FOUR DAYS AFTER Guy Adams and Richard Leza had already met with Exar’s Nominating Committee.

Fact:

It appears that four directors added by the Board were not required to participate in any disclosed process with an outside consultant.

Fact:

It is the Exar Board, or a committee thereof, that has the fiduciary duty to nominate and appoint directors, not an outside consulting agency. As Guy Adams and Richard Leza had already met with Exar’s Nominating Committee, (of which Mr. Richard Previte, a current Exar nominee, was a member), the Committee had already received the necessary information to make an informed decision.

•	Chairman Ciffone statement:

“...GWA’s interest is primarily as a short-seller seeking to drive the price of Exar stock down...”

Fact:

This is categorically not correct and shows how financially unsophisticated Chairman Ciffone must be. Boxing is NOT the same as shorting. Once a position is boxed, there is no further economic outcome. You can not make or lose any money, regardless of whether the stock price rises or falls.

Fact:

Chairman Ciffone’s October 7, 2005 letter admits we are 96% hedged, which means we still have exposure on 10,000 shares of stock. Thus, if the stock price falls, we lose money on these 10,000 shares.

•	Company’s October 11, 2005 Definitive Additional Materials filing:

“Third-Party Support For Exar.”

Fact:

Slide 6 is titled “Third-Party Support For Exar,” and includes a favorable quote from First Albany dated July 20, 2005. However, what Exar did not disclose was that First Albany had downgraded Exar from Buy to Neutral on September 6, 2005, seven weeks later. Again, Chairman Ciffone and the Board selectively chose an outdated, favorable quote in order to misrepresent information to shareholders.

•	Chairman Ciffone statement:

“Mr. Adams’ recent actions further demonstrate that he is a short-term speculator in Exar’s stock rather than a long-term investor in the Company.”

Fact:

A “long-term investor” actually has money invested in the company. Based upon Exar’s own Proxy Statements, filed June 30 and October 3, 2005, all three of Exar’s current Board nominees (Messrs. Koppes, Previte, and Werner) own NO shares when you exclude options.

Fact:

“Long-term” investors buy and hold stock. According to seven Form 4s filed by Exar in May 2005, Management and Directors cashed out over $1.9 million in profits from stock options in May 2005 alone, in a series of cashless exercises that did not even require them to hold the stock for one day.

Fact:

“Long-term” investors buy and hold stock. According to Exar’s own Definitive Proxy Statement, filed October 3, 2005, CEO Gregorian cashed out nearly $1.1 million in profits from stock options in fiscal 2005, in cashless exercises that did not even require him to hold the stock for one day.

•	Company’s October 11, 2005 Definitive Additional Materials filing:

“Refused Exar’s offer to add Guy Adams to the Board....”

Fact:

GWA’s Definitive Additional Material filing dated June 28, 2005, includes our letter to the company (dated April 29, 2005) confirming Chairman Ciffone’s statement that the board would “consider” interviewing Mr. Adams as a “possible” candidate. The statement was to “consider” and NOT an offer to join the Board.

•	Chairman Ciffone statement:

“Additionally, his resignation from the Lone Star board of directors after less than a year underscores the limitations of his relevant experience and the short term perspective of his influence.”

Fact:

Despite the innuendos of Chairman Ciffone and the Exar Board, Guy Adams was publicly endorsed by ISS on June 26, 2001 and CalPERS on June 29, 2001 in the Lone Star Steakhouse proxy contest.

Fact:

Numerous SEC filings and press releases by Lone Star Steakhouse in 2001 show that during Guy Adams’ tenure on it’s board, Lone Star took the following actions: hired UBS Warburg to explore strategic options, expanded the board and added 3 independent directors, installed an independent chairman, removed the company’s poison pill, proposed the declassification of the board for a shareholder vote, increased quarterly dividend by 20%, signed a letter of intent to sell the company, and announced an $85 million modified Dutch auction buyback.

Fact:

The stock rose 75.8% from the date Guy Adams was elected to the Board (July 12, 2001) to the date he resigned from the Board (May 29, 2002).

Fact:

According to Exar’s Proxy Statement filed October 3, 2005, John S. McFarlane, was only President and CEO of Nexsi Systems for about 13 months, from March 2001 to April 2002. Within one month of his departure, Nexsi filed for Chapter 7 bankruptcy.

Fact:

According to Exar’s 10-K filed June 17, 2002, Chairman Ciffone was a Director of Internet Machines Corp. (IMC). The following year there is no such disclosure of Mr. Ciffone’s involvement in Exar’s 2003 10-K. Does that mean that Chairman Ciffone was only associated with IMC for one year? According to Exar’s 10-K filed June 15, 2005, Exar lost 100% of its $40.3 million in a 26 month period, with Chairman Ciffone on IMC’s Board.

•	Company’s October 11, 2005 Definitive Additional Materials filing:

“Demanded their hand-picked nominees be appointed and all fees be paid by Exar.”

Fact:

GWA’s Definitive Additional Material filing dated June 28, 2005, includes our letter to the company (dated April 29, 2005) reiterating a willingness to compromise and avoid spending shareholder’s money on a contested proxy contest. Later, on another occasion, GWA’s attorneys explored with Exar’s attorneys a compromise solution for two board seats and the reimbursement of our direct out-of-pocket expenses estimated, at the time, to be about $200,000. In spite of Exar’s innuendos about this reimbursement, we stated in our Definitive Proxy Statement filed May 26, 2005 that we would seek reimbursement of our direct cost associate with this proxy contest. To be clear, NONE of our expense reimbursement results in compensation or fees to GWA or any of our nominees. We find it ironic that the Management and Board of Exar can complain about our direct cost of $200,000, but have no qualms spending over $650,000 of the shareholder’s money to keep themselves entrenched.

CONCLUSION

Chairman Ciffone and the Board of Exar have been left to resort to innuendo and misleading statements. Don’t be fooled! Check each of our citations for yourself. Ask Chairman Ciffone and the board where it’s supporting citations are.

SINCE OUR INVOLVEMENT IN EXAR, THE COMPANY HAS:

•	Rescinded the poison pill;
•	Bought in shares through a dutch-tender offer;
•	Sought out independent nominees using an outside consultant;
•	Implemented stock ownership guidelines for officers and directors; and
•	Approved ISS sponsored continuing education for all directors.

Ask yourself, would they have done any of this if GWA had not been active?

Will they continue if our independents nominees are not elected to the Board?

We are seeking 3 out of 9 board seats on the Exar Board of Directors. We are not seeking control of Exar.

We urge you to vote for Guy W. Adams, Richard L. Leza, and Pete Rodriguez using the GOLD Proxy Card.

Respectfully,

GWA Investments, LLC

GWA Master Fund, LP

PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING GOLD PROXY CARD TO VOTE FOR MESSRS. ADAMS, LEZA, AND RODRIGUEZ.

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll Free: (800) 848-3416

All Others Call Collect: (212) 269-5550

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

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